Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Amended and Restated H.B. Fuller Company 2020 Master Incentive Plan of our reports dated January 26, 2021, with respect to the consolidated financial statements of H.B. Fuller Company and the effectiveness of internal control over financial reporting of H.B. Fuller Company included in the Amendment No. 1 to the Annual Report (Form 10-K/A) of  H.B. Fuller Company for the year ended November 28, 2020.

/s/ Ernst & Young LLP

Minneapolis, Minnesota
June 29, 2021